Exhibit 99.1
For More Information Contact:
Biogen Idec Media Contact:
Naomi Aoki
Director, Public Affairs
(617) 914-6524
Biogen Idec Investor Relations Contact:
Elizabeth Woo
Vice President, Investor Relations
(617) 679-2812
BIOGEN IDEC NAMES PAUL J. CLANCY CHIEF FINANCIAL OFFICER
Cambridge, MA (August 9, 2007) — Biogen Idec (NASDAQ: BIIB) announced today that Paul Clancy has been appointed Executive Vice President and Chief Financial Officer, effective August 13, 2007. He reports directly to James C. Mullen, the company’s Chief Executive Officer.
“Paul brings more than 20 years of experience in financial management and strategic business planning,” Mullen said, “In his six years at Biogen Idec, he has repeatedly proven himself to be an effective and valued leader. With Paul’s help, we will continue to optimize shareholder value by driving our strategic and operational plans.”
Clancy is currently Senior Vice President of Finance, with responsibilities for leading the Treasury, Tax, Investor Relations and Business Planning groups. He has held several senior executive positions since joining the company in 2001, including Vice President of Business Planning, Portfolio Management and US Marketing. Prior to joining the company, he spent 13 years at PepsiCo, serving in a range of financial and general management positions.
Clancy received his MBA from Columbia Business School in New York City and his BS in Business Administration at Babson College in Wellesley, MA.
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Page 2 Biogen Idec Announces Paul J. Clancy Chief Financial Officer
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ are described in our most recent Form 10-Q filing with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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